EXHIBIT 16.3

SEC 10/24/2011 2:21:01 PM PAGE 3/004 Fax Server

UNlTED STATES

SECURiTIES AND EXCHANGE COMMISSION

WASHINGTON, D.C., 20549

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October 24,2011

Via Facsimile - (954) 566-2432

Mr. Roland Breton

President

Information Architects Corporation

7625 Chapelhill Drive

Orlando, FL 32819

Re: Information Architects Corporation

Forms 8-K flied October 17,2011

File No. 000-22325

Dear Mr. Breton:

We have reviewed your filings and have the following comments. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter within five business days by amending your filing, by providing the requested information, or by advising us when you will provide the requested response. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response.

After reviewing any amendment to your filing and the information you provide in response to these comments, we may have additional comments.

Forms 8-K filed October 17, 2011

Item 4.01 Changes in Registrant's Certifying Accountant

1. With respect to the Form 8-K regarding Cordovano and Honeck LLP (Cordovano),

please revise your Form 8-K to specify whether Cordovano resigned, declined to stand for re-election or was dismissed, as required by Item 304(a)(1)(i) of Regulation S-K.

2. We note that there were no disagreements with Cordovano. Please amend the Form 8-K to specify whether there were any disagreements with Cordovano during the two most recent fiscal years and subsequent interim period through the date they declined to stand for re-election, were dismissed or resigned, as described in Item 304(a)(1)(iv) of

Regulation S-K.

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Mr. Roland Breton

Information Architects Corporation

October 24, 2011

3. In your amended Form 8-K regarding Cordovano, include an updated Exhibit 16 letter from the former accountant referencing the revised Form 8-K.

4. With respect to the Form 8-K regarding the engagement of Borgers & Cutler CPAs PC

(Borgers & Cutler), we note that you did not consult with Borgers & Cutler on any matters described in Item 304(a)(2) of Regulation S-K. Please amend the Form 8-K to specify whether there were any consultations with Borgers & Cutler during the two most recent fiscal years and subsequent interim period through the engagement date, as described in Item 304(a)(2) of Regulation S-K.

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filing to be certain that the filing includes the information the Securities Exchange Act of

1934 and all applicable Exchange Act rules require. Since the company and its management are in possession of all facts relating to a company's disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

In responding to our comments, please provide a written statement from the company acknowledging that:

• the company is responsible for the adequacy and accuracy of the disclosure in the filing;

• staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

• the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions, please contact Jaime G. John, Staff Accountant at 202-551-

3446.

Sincerely,

Isl Craig D. Wilson

Craig D.Wilson

Senior Assistant Chief Accountant